Exhibit 99.5

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references to my name appearing in the Registration Statement on Form S-4 and all subsequent amendments and in the accompanying prospectus forming a part thereof relating to the offering of Secure Computing Corporation common stock in connection with the Agreement and Plan of Merger, dated as of August 17, 2005, by and among Secure Computing, Bailey Acquisition Corp. and CyberGuard Corporation.

/s/ Richard L. Scott
Richard L. Scott

December 6, 2005